Free Writing Prospectus

Filed Pursuant to Rule 433

Dated December 12, 2011

Registration Statement No. 333-167489

Retail Securitization December 2011

Free Writing Prospectus Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-877-858-5407.

Ford Credit has extensive experience in the securitization of U.S. retail installment sale contracts through various channels, including: Public transactions (over 55 since 1989) Private transactions FCAR, our single seller ABCP conduit (since 1996) Bank-sponsored commercial paper conduits Collateral composition has trended in line with the industry and Ford Credit’s strategic focus Structural elements such as credit enhancement, priority of payments and capital structure have remained consistent over time RETAIL SECURITIZATION OVERVIEW Expertise In Originations And Servicing, Coupled With Our Securitization Experience, Has Resulted In Consistent Transaction Performance

RETAIL SECURITIZATION
RETAIL LOAN ABS COLLATERAL COMPOSITION



New / Used
100%
80%
60%
40%
20%
0%
2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B
New Used



Car / Light Truck / Utility
100%
80%
60%
40%
20%
0%
2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B
Car
Light Truck
Utility
Other*



% of Contracts > 60 month Original Term
50%
40%
30%
20%
10%
0%
2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B



Weighted Average FICO®
730
720
710
700
690
680
2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B

* Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

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RETAIL SECURITIZATION CONSISTENT UNDERWRITING ACROSS FICO® SCORES Our public retail ABS pools are representative of our portfolio and continue to be very consistent across the credit spectrum Given our long history of underwriting, we feel we are better positioned to understand risk and distinguish good credit from bad 0% 10% 20% 30% 40% 50% 60% 70% 80% 2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B Percent of Initial Pool Balance FICO® Score as Percent of Initial Pool Balance 650 and Greater Less Than 600 Less Than 650

RETAIL SECURITIZATION RETAIL LOAN ABS COLLATERAL COMPOSITION Consistent origination and servicing practices lead to predictable portfolio composition Ford Credit selects a cross-section of retail loans from our portfolio for each securitized pool Pools have reflected trends in the industry and in our business Consistent loss and delinquency trends for both our portfolio and securitized pools

RETAIL SECURITIZATION CREDIT LOSS PERFORMANCE BY POOL (PUBLIC) Despite A Challenging Economic Environment, Ford Credit Transactions Continue To Demonstrate Consistent Loss Performance

Delinquencies Over 60 Days Have Remained Within Trend Despite Adverse Economic Conditions RETAIL SECURITIZATION DELINQUENCY PERFORMANCE BY POOL (PUBLIC)

RETAIL SECURITIZATION RETAIL SECURITIZATION STRUCTURE Excess spread is the amount of funds remaining after making all required monthly payments in the waterfall (fees, expenses, interest and principal payments). Excess spread is released to the holder of residual interest (Ford Credit) each month Class A Notes (“AAA”) Excess spread Reserve account Subordinated Notes Losses are absorbed bottom-up Cash flows are distributed top-down Class A Notes (“AAA”) Class B Notes (“AA”) Class C Notes (“A”) Class D Notes (“BBB”) Reserve Account Overcollateralization Excess spread Ford Credit's “Horizontal Slice” Credit enhancement provides protection against payment shortfalls resulting from losses on securitized pool of retail loans Rating agency loss expectations and stress scenarios determine required enhancement levels Typically, a AAA rating requires enhancement that provides at least five times expected loss coverage Class A Notes have the full support of all the credit enhancement in the form of: Overcollateralization (builds to target) Non-declining reserve account Subordination of Class B,C,D notes Excess spread Losses on retail loans in each period are absorbed in the following order: 1st loss position = Excess spread 2nd loss position = Overcollateralization 3rd loss position = Reserve account 4th loss position = Class D notes 5th loss position = Class C notes 6th loss position = Class B notes

RETAIL SECURITIZATION TRANSACTION STRUCTURE Credit enhancements in our retail loan securitization programs are: Overcollateralization (including residual interest in trust) Cash reserve Subordination of junior notes Excess spread Total enhancement for AAA-rated Class A Notes typically exceeds 7% Transactions structured to build credit enhancement over time Conservative structure is designed for investor, agency and underwriter comfort Senior/subordinate, sequential pay structure Consistent structure for more than 15 years

RETAIL SECURITIZATION HISTORIC CREDIT ENHANCEMENT BY SERIES PUBLIC RETAIL 2001-E 0.0% 2.5% 5.0% 7.5% 10.0% 12.5% 15.0% 17.5% 20.0% 22.5% 25.0% 27.5% 30.0% 32.5% 35.0% 37.5% 40.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 Credit Enhancement as % of Receivable Balance Period Class A Class B Class C Class D AAA A BBB BB AAA AAA A+ A - BB AA - A BB 1.96% Net Loss 2.40% Net Loss 10/31/2001 6/18/2004 11/17/2003 Memo: - Cumulative Net Losses 2.71% - Ratings Provided by Standard & Poor's

RETAIL SECURITIZATION
HISTORICAL RATING ACTIONS

Rating Upgrades on Public Retail Transactions (S&P/Moody's/Fitch)

Deal*	Class B		Class C		Class D	
	Initial	Present	Initial	Present	Initial	Present
2007-A	A+/A1/A	AAA/Aaa/AAA	BBB+/Baa2/BBB	AAA/Aaa/AAA	BB+/Ba2/BB	AA+/Aaa/AAA
2007-B	A+/A1/A	AAA/Aaa/AAA	BBB+/Baa1/BBB	AAA/Aaa/AAA	BB/Ba2/BB	AA/Aaa/AAA
2008-A	A+/Aa2/A	AAA/Aaa/AAA	BBB+/A2/BBB	AAA/Aaa/AAA	BB+/Baa2/BB	AA/Aaa/A
2008-B	A+/Aa3/A	AA+/Aaa/AAA	BBB+/A3/BBB	AA/Aaa/AAA	BB+/Ba1/BB	A/Aaa/A
2008-C	A+/Aa3/A	AA+/Aaa/AAA	BBB+/A2/BBB	AA/Aaa/AAA	BB+/Baa3/BB	A/Aaa/A
2009-D	AA/Aa2/AA**	AA+/Aaa/AAA**	A/A1/A**	AA-/Aaa/AA**	BB+/A3/BB(high)**	A/Aaa/BBB(high)**
2009-E	AA/Aa2/NR	AA+/Aaa/NR	A/A1/NR	AA-/Aaa/NR	BB+/A2/NR	A-/Aaa/NR
2010-A	AA/NR/AA	AA+/NR/AAA	A/NR/A	AA/NR/AA	BBB/NR/BBB	AA-/NR/A
2010-B	NR/Aa1/AA	NR/Aaa/AAA	NR/Aa2/A	NR/Aaa/AA	NR/A1/BBB	NR/Aaa/A
2011-A	AA+/Aa1/AA	AA+/Aa1/AA	A+/Aa2/A	A+/Aa2/A	BBB+/A1/BBB	BBB+/A1/BBB
2011-B	AA+/NR/AA	AA+/NR/AA	A+/NR/A	A+/NR/A	BBB+/NR/BBB	BBB+/NR/BBB

* For 2009-A, 2009-B, and 2009-C no subordinated notes were structured

** Rated by DBRS not Fitch

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RETAIL SECURITIZATION SUMMARY “A Ford deal is a Ford deal!”